Pricing Supplement No.13 Dated November 23, 1999
(To Prospectus and Prospectus Supplement Dated May 27, 1999)


                               U.S.$8,000,000,000
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                   No. 333-75177
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue






     Ford Motor Credit Company has designated $1,000,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Credit Suisse First Boston Corporation has agreed to purchase the Notes at a price of 100% of their principal amount for resale at varying prices as determined by Credit Suisse First Boston Corporation at the time of resale.

Issue Date:                                 November 24, 1999.

Maturity Date:                              November 24, 2000.

Principal Amount:                           $1,000,000,000.

Interest Rate Basis:                        LIBOR Telerate having an Index
                                            Maturity of one month minus
                                            2 basis points, except that the
                                            interest rate in effect for the
                                            period from and including the Issue
                                            Date to but not including
                                            December 24, 1999 shall be 5.57%
                                            per annum.

Interest Determination Date:                Two London banking days prior to an
                                            Interest Reset Date.

Interest Reset Dates:                       On the 24th day of each month
                                            commencing December 24,1999 until
                                            the Notes are paid in full.

Interest Payment Dates:                     On the 24th day of each month
                                            commencing December 24, 1999.

Reference Agent:                            The Chase Manhattan Bank.


                           CREDIT SUISSE FIRST BOSTON